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                                                                    Exhibit 23.1


                          CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the incorporation by reference in this registration statement of ROCKSHOX, INC. on Form S-8 of our reports dated April 25, 1997, on our audits of the consolidated financial statements and financial statement schedule of ROCKSHOX, INC. as of March 31, 1997 and 1996 and for the years ended March 31, 1997 and 1996, the three month period ended March 31, 1995 and the year ended December 31, 1994, included in the Annual Report on Form 10-K of ROCKSHOX, INC. for the year ended March 31, 1997, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.



                                                   /s/ COOPERS & LYBRAND L.L.P.

                                                     COOPERS & LYBRAND L.L.P.

San Jose, California
November 7, 1997